Exhibit 99.2

CareDx Announces Receipt of Expected Letter from Nasdaq

BRISBANE, CA, May 22, 2017: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that, as expected, on May 22, 2017 it received a standard notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company did not timely file its Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”).

Nasdaq provided the Company until July 21, 2017 to submit a plan to regain compliance. The Company intends to file the Form 10-Q with the SEC as promptly as possible, and intends to do so prior to July 21, 2017. However, if the Company is still unable to file the Form 10-Q by July 21, 2017, then the Company intends to submit a compliance plan on or prior to that date. If submission of a compliance plan is necessary and Nasdaq accepts the Company’s compliance plan, Nasdaq can grant an exception of up to 180 calendar days from the Form 10-Q’s filing due date, or until November 13, 2017, to regain compliance.

The notice from Nasdaq has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Market.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection (ACR). CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA (dd-cfDNA) after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing products used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to the expected timing for the filing of the Form 10-Q and our ability to regain compliance with the Nasdaq continued listing standards. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including those related to our ability to file the Form 10-Q before July 21, 2017 and our ability to regain compliance with the Nasdaq continued listing standards. These factors, together with those that are described in our filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2016 as filed by us with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Contact

Caroline Corner, Managing Director

Westwicke Partners, LLC

T: +1 415-314-1725

E: caroline.corner@westwicke.com